RESIGNATION LETTER

September 2nd, 2015

Apollo Acquisition Corporation

c/o Stuarts Corporate Services Ltd.

36A Dr. Roy’s Drive

George Town

P.O. Box 2510

Grand Cayman KY1-1104

Cayman Islands

Dear Sirs

Re: Resignation

I, Jiafu Wei, do hereby resign as a director and Chief Executive Officer of Apollo Acquisition Corporation. (the “Company”), effective as of September 2nd, 2015.

/s/ Jiafu Wei

Name: Jiafu Wei